Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2014 RESULTS

NEW YORK, December 4, 2014 — J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2014, ending November 1, 2014.

Third Quarter highlights:

•

Revenues increased 6% to $655.2 million, with comparable company sales decreasing 2%. Comparable company sales increased 4% in the third quarter last year. Store sales increased 4% to $437.8 million on top of an increase of 7% in the third quarter last year. Direct sales increased 10% to $207.8 million following an increase of 21% in the third quarter last year.

•	Gross margin was 40.2% compared to 43.9% in the third quarter last year.
•	Selling, general and administrative expenses were $215.7 million, or 32.9% of revenues, compared to $188.6 million, or 30.5% of revenues in the third quarter last year.
•	Operating loss was $636.3 million compared with operating income of $82.9 million in the third quarter last year. The operating loss includes pre-tax, non-cash impairment charges of $684.0 million.
•	Net loss was $607.8 million compared with net income of $35.4 million in the third quarter last year. This year reflects the impact of non-cash impairment charges.
•

Adjusted EBITDA was $80.9 million compared to $110.4 million in the third quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

First Nine Months highlights:

•

Revenues increased 8% to $1,874.3 million, with comparable company sales remaining flat. Comparable company sales increased 3% in the first nine months last year. Store sales increased 6% to $1,267.7 million on top of an increase of 6% in the first nine months last year. Direct sales increased 12% to $578.4 million following an increase of 19% in the first nine months last year.

•	Gross margin was 38.8% compared to 43.3% in the first nine months last year.
•	Selling, general and administrative expenses were $609.7 million, or 32.5% of revenues, compared to $540.5 million, or 31.0% of revenues in the first nine months last year.
•

Operating loss was $566.3 million compared with operating income of $212.3 million in the first nine months last year. The operating loss includes pre-tax, non-cash impairment charges of $684.0 million.

•

Net loss was $627.2 million compared with net income of $82.2 million in the first nine months last year. This year reflects the impact of (i) non-cash impairment charges and (ii) a loss on refinancing incurred in connection with the refinancing of our term loan facility and the redemption of our senior notes.

•

Adjusted EBITDA was $213.1 million compared to $294.4 million in the first nine months last year. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $80 million compared to $78 million at the end of the third quarter last year.
•

Total debt, net of discount, was $1,552 million reflecting the new senior secured term loan which matures in 2021. Total debt of $1,570 million in the third quarter last year consisted of (i) the former senior secured term loan of $1,170 million and (ii) senior unsecured notes of $400 million, which were refinanced and redeemed, respectively, in the first quarter of fiscal 2014.

•	Inventories were $450 million compared to $418 million at the end of the third quarter last year. Inventories increased 8% and inventories per square foot decreased 5%.

Impairment

As noted in the first and second quarters of fiscal 2014, the Company determined that there was substantial deterioration in the excess of fair value over the carrying value of its Stores reporting unit.   During the third quarter, the Company saw a further significant reduction in the profitability of its Stores reporting unit, primarily driven by performance of women’s apparel and accessories in stores, which the Company expects to continue at least through the first quarter of fiscal 2015. As a result of current and expected future operating results, the Company concluded that the carrying value of the Stores reporting unit exceeded its fair value and recorded an estimated non-cash goodwill impairment charge of $536 million.  There has been no deterioration of the excess of fair value over the carrying value of its Direct reporting unit.  Additionally, the Company recorded a non-cash impairment charge of $145 million to write down the intangible asset related to the J.Crew trade name.

After recording the non-cash goodwill charge of $536 million, the carrying value of goodwill is $405 million in the Stores reporting unit and $746 million in the Direct reporting unit.  After recording the non-cash intangible asset charge of $145 million, the carrying value of the J.Crew trade name is $740 million.  If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands and channels.

Refinancing

On March 5, 2014, the Company refinanced its term loan facility, the proceeds of which were used to (i) refinance amounts outstanding under the former senior secured term loan of $1,167 million and (ii) together with cash on hand, redeem in full the outstanding senior notes of $400 million, and to pay fees, call premiums and accrued interest.  The maturity date of the new term loan facility is March 5, 2021.  The refinancing is expected to result in an annual savings of $16 million in interest expense.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, and therefore are not recorded in the Company’s financial statements. The Company declared dividends to the Issuer in the first and third quarters of fiscal 2014 to fund the semi-annual interest payments due May 1, 2014 and November 3, 2014. Additionally, while not required, we intend to pay dividends to fund future interest payments, which would aggregate to $174 million through the remainder of the term if all interest on the PIK Notes is paid in cash.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees. We also consider gross profit and selling, general and administrative expenses in assessing the performance of our business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 4, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until December 11, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13596296.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized multi-brand retailer of women’s, men’s and children’s apparel, shoes and accessories. As of December 4, 2014, the Company operates 281 J.Crew retail stores, 83 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 138 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and the indebtedness of our indirect parent, for which we pay and intend to continue to pay dividends to service such debt, and our substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
Net sales:
Stores	$437,803	$420,224	$1,267,677	$1,199,534
Direct	207,789	189,805	578,430	517,795
Other	9,565	8,798	28,248	24,711
Total revenues	655,157	618,827	1,874,355	1,742,040
Cost of goods sold, including buying and occupancy costs	391,846	347,332	1,146,957	988,537
Gross profit	263,311	271,495	727,398	753,503
As a percent of revenues	40.2%	43.9%	38.8%	43.3%
Selling, general and administrative expenses	215,669	188,583	609,724	540,534
As a percent of revenues	32.9%	30.5%	32.5%	31.0%
Impairment losses	683,985	—	683,985	673
Operating income (loss)	(636,343)	82,912	(566,311)	212,296
As a percent of revenues	NM %	13.4%	(30.2)%	12.2%
Interest expense, net	17,724	26,467	57,142	78,386
Loss on refinancing	—	—	58,786	—
Income (loss) before income taxes	(654,067)	56,445	(682,239)	133,910
Provision (benefit) for income taxes	(46,218)	21,017	(55,058)	51,703
Net income (loss)	$(607,849)	$35,428	$(627,181)	$82,207

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	November 1, 2014	February 1, 2014	November 2, 2013
Assets
Current assets:
Cash and cash equivalents	$79,575	$156,649	$77,893
Inventories	449,678	353,976	418,401
Prepaid expenses and other current assets	62,667	56,434	82,478
Prepaid income taxes	—	2,782	—
Deferred income taxes, net	13,607	11,831	—
Total current assets	605,527	581,672	578,772

Property and equipment, net	406,706	375,092	369,054

Favorable lease commitments, net	21,852	26,560	28,612

Deferred financing costs, net	23,295	41,911	44,396

Intangible assets, net	816,178	966,175	968,500

Goodwill	1,150,715	1,686,915	1,686,915

Other assets	4,459	3,895	3,507
Total assets	$3,028,732	$3,682,220	$3,679,756

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$273,057	$237,019	$243,374
Other current liabilities	167,676	154,796	150,137
Interest payable	5,466	18,065	10,036
Income taxes payable	17,280	—	2,424
Current portion of long-term debt	15,670	12,000	12,000
Total current liabilities	479,149	421,880	417,971

Long-term debt, net	1,536,406	1,555,000	1,558,000

Unfavorable lease commitments and deferred credits	113,472	93,788	91,741

Deferred income taxes, net	315,518	389,403	397,087

Other liabilities	32,840	31,729	33,268

Stockholders’ equity	551,347	1,190,420	1,181,689
Total liabilities and stockholders’ equity	$3,028,732	$3,682,220	$3,679,756

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
Net income (loss)	$(607.8)	$35.4	$(627.2)	$82.2
Provision (benefit) for income taxes	(46.2)	21.0	(55.1)	51.7
Interest expense, net	17.7	26.4	115.9	78.4
Depreciation and amortization	26.3	21.3	75.1	63.8
EBITDA	(610.0)	104.1	(491.3)	276.1
Impairment losses	684.0	—	684.0	0.7
Share-based compensation	1.5	1.5	4.5	4.4
Amortization of lease commitments	2.8	2.3	8.2	5.9
Sponsor monitoring fees	2.6	2.5	7.7	7.3
Adjusted EBITDA	80.9	110.4	213.1	294.4
Taxes paid	(2.0)	(11.4)	(3.9)	(38.8)
Interest paid	(19.1)	(32.2)	(74.0)	(76.6)
Changes in working capital	(8.1)	(45.3)	(53.0)	(57.3)
Cash flows from operating activities	51.7	21.5	82.2	121.8
Cash flows from investing activities	(42.7)	(39.6)	(104.3)	(102.6)
Cash flows from financing activities	(4.0)	(3.1)	(56.2)	(9.6)
Effect of changes in foreign exchange rates on cash and cash equivalents	1.0	0.3	1.2	(0.1)
Increase (decrease) in cash	6.0	(20.9)	(77.1)	9.5
Cash and cash equivalents, beginning	73.5	98.8	156.6	68.4
Cash and cash equivalents, ending	$79.5	$77.9	$79.5	77.9

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2014
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter (2)	451	7	—	458
2nd Quarter (2)	458	10	(1)	467
3rd Quarter (2)	467	28	—	495
4th Quarter (3)	495	10	(1)	504

	Fiscal 2014
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (2)	2,585,539	34,229	(147)	2,619,621
2nd Quarter (2)	2,619,621	54,303	(7,524)	2,666,400
3rd Quarter (2)	2,666,400	136,975	—	2,803,375
4th Quarter (3)	2,803,375	44,712	(5,972)	2,842,115
(1)	Actual and projected number of stores opened or closed during fiscal 2014 by channel are as follows:

Q1 – One international retail, one factory, and five Madewell stores.

Q2 – Four international retail, four factory, one international factory, and one Madewell store. Close one retail store.

Q3 – Nine retail, two international retail, seven factory, one international factory, and nine Madewell stores.

Q4 – One retail, four factory, and five Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.